Exhibit 99

     Four Oaks Fincorp, Inc. Announces 2003 Third Quarter Results

    FOUR OAKS, N.C.--(BUSINESS WIRE)--Oct. 27, 2003--Four Oaks Fincorp, Inc.(OTC BB: FOFN), holding company for Four Oaks Bank & Trust Company, today announced net income for the third quarter and nine months ended September 30, 2003 of $762,000 and $2.0 million, respectively, an increase of 5% from the earnings level for the third quarter of 2002 and a 14% decrease from the earnings level of the first nine months of 2002. The decrease in net income is the result of declining net interest margins, increasing operating costs related to new facilities and staff, and increased additions to the provision for loan losses. The increase in the third quarter net income for 2003 over 2002 is primarily due to new pricing strategies and income producing initiatives implemented during 2003. Net income per share for the third quarter and first nine months of 2003 was $0.28 and $0.74, respectively, compared to $0.27 and $0.88, respectively in 2002. Dividends paid in September 2003 were $0.09 per common share compared to $0.08 per share paid in September 2002. 2003 year to date dividends per share of $0.26 increased 10% over the level for 2002. All per share amounts have been adjusted to reflect the 25% stock split approved on October 20, 2003.
    Total deposits grew 4% and net loans grew 14% from December 31, 2002 to September 30, 2003. Shareholders' equity grew to $32.2 million for a 3% increase over December 31, 2002. Book value per share at September 30, 2003 was $12.06 compared to $11.62 at December 31, 2002. Shareholders' equity as a percentage of total assets remains high at 9.8%.
    With $328.7 million in total assets, Four Oaks Fincorp, Inc. through its wholly owned subsidiary, Four Oaks Bank, offers a broad range of financial services through its ten offices in Four Oaks, Clayton, Smithfield, Garner, Benson, Fuquay-Varina, Wallace, and Holly Springs, North Carolina.


    CONTACT: Four Oaks Fincorp, Inc.
             Ayden R. Lee, Jr. or Nancy S. Wise, 919-963-2177